Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements of Supreme Industries, Inc. (File Nos. 333-118584, 333-104386 and 333-89867) and in the related Prospectus, pertaining to the Supreme Industries, Inc. 2004 Stock Option Plan, 2001 Stock Option Plan and 1998 Stock Option Plan, respectively, of our report dated February 5, 2007 on our audits on the consolidated financial statements and financial statement schedule of Supreme Industries, Inc. and its subsidiaries, which report is included in this Annual Report on Form 10-K of Supreme Industries, Inc. for the year ended December 30, 2006.

/s/Crowe Chizek and Company LLC

South Bend, Indiana

March 26, 2007